Exhibit 99.1

FOR RELEASE: Tuesday, October 29, 2013 at 4:15 PM (Eastern)

QUAINT OAK BANCORP, INC. ANNOUNCES THIRD QUARTER EARNINGS

Southampton, PA, Oct. 29, 2013 – Quaint Oak Bancorp, Inc. (the “Company”) (OTCQB: QNTO), the holding company for Quaint Oak Bank (the “Bank”), announced today that net income for the quarter ended September 30, 2013 was $131,000, or $0.15 per basic and $0.14 per diluted share, compared to $242,000, or $0.27 per basic and diluted share for the same period in 2012. Net income for the nine months ended September 30, 2013 was $444,000, or $0.50 per basic and $0.48 per diluted share, compared to $791,000 or $0.89 per basic and diluted share for the same period in 2012. The decrease in net income for the nine months ended September 30, 2013 was attributable in part to a one-time $200,000 after-tax gain on the sale of investment securities during the quarter ended June 30, 2012.

Robert T. Strong, President and Chief Executive Officer stated, “Our net income declined on a comparative quarterly basis as we are finding loan originations to be inconsistent at the Bank and lower than expected at the mortgage company subsidiary in recent periods. As a result, non-interest income is down for the quarter by reason of reduced activity in the residential mortgage markets during this quarter. Although, our outstanding loans receivable, net of allowance for loan losses, has increased year to date by $14.6 million, the number of new loans closed this quarter came in below expectations.”

Mr. Strong continued, “We intend to continue to add loan production personnel at the Bank and mortgage company in order to provide every opportunity to add to outstanding loan balances. Our production pipelines have improved as we entered the fourth quarter and we hope to see improved market consistency through year end.”

Mr. Strong added, “Our non-performing loans as a percent of total loans receivable, our non-performing assets as a percent of total assets, and our Texas Ratio are all at an improved level when compared to the same period one year ago. We had during the current quarter taken the opportunity to address certain non-performing assets that provided continued improvement in these statistics.”

In closing, Mr. Strong commented, “As always, in conjunction with our stock repurchase plan, our current and continued business strategy includes long term profitability and payment of dividends reflecting our strong commitment to shareholder value.”

Net income amounted to $131,000 for the three months ended September 30, 2013, a decrease of $111,000 or 45.9%, compared to net income of $242,000 for three months ended September 30, 2012. The decrease in net income on a comparative quarterly basis was primarily the result of an increase in non-interest expense of $163,000, a decrease in non-interest income of $85,000, and an increase in the provision for loan losses of $23,000, offset by an increase in net interest income of $117,000, and a decrease in the provision for income taxes of $43,000.

The $117,000, or 11.4% increase in net interest income for the three months ended September 30, 2013 over the comparable period in 2012 was driven by a $118,000, or 8.2% increase in interest income, offset by a $1,000, or 0.2% increase in interest expense. The increase in interest income was primarily due to a $13.5 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $82.9 million for the three months ended September 30, 2012 to an average balance of $96.4 million for the three months ended September 30, 2013, which had the effect of increasing net interest income $222,000. Also contributing to the increase was a $1.1 million increase in average short-term investments and investment securities available for sale from an average balance of $19.9 million for the three months ended September 30, 2012 to an average balance of $21.0 million for the comparable period in 2013, which had the effect of increasing interest income by $4,000. Offsetting these increases was a 38 basis point decline in the yield on average loans receivable, net, including loans held for sale, from 6.59% for the three months ended September 30, 2012 to 6.21% for the three months ended September 30, 2013, which had the effect of decreasing interest income by $90,000, and a 33 basis point decline in the yield on average short-term investments and investment securities available for sale from 1.59% for the three months ended September 30, 2012 to 1.26% for the same period in 2013, which had the effect of decreasing interest income $18,000. The increase in interest expense was primarily attributable to a $13.8 million increase in average interest-bearing liabilities, which increased from an average balance of $90.8 million for the three months ended September 30, 2012 to an average balance of $104.5 million for the three months ended September 30, 2013, which had the effect of increasing interest expense $46,000. Offsetting this increase was a decrease in the cost of interest-bearing liabilities, which decreased 24 basis points from 1.85% for the three months ended September 30, 2012 to 1.61% for the three months ended September 30, 2013, which had the effect of decreasing interest expense $45,000. The average interest rate spread decreased from 3.77% for the three months ended September 30, 2012, to 3.72% for the same period in 2013 while the net interest margin decreased from 3.99% for the three months ended September 30, 2012 to 3.90% for the three months ended September 30, 2013.

The $23,000, or 71.9% increase in the provision for loan losses for the three months ended September 30, 2013 over the three months ended September 30, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $85,000, or 23.5% decrease in non-interest income for the three months ended September 30, 2013 over the comparable period in 2012 was primarily attributable to a $53,000 decrease in the gain on sales of loans, a $31,000 increase in the loss on the sale of other real estate owned, and a $24,000 decrease in other income, partially offset by a $23,000 increase in other fees and service charges.

The $163,000, or 16.6% increase in non-interest expense for the three months ended September 30, 2013 compared to the same period in 2012 was primarily attributable to a $163,000 increase in salaries and employee benefits expense, a $26,000 increase in occupancy and equipment expense, an $11,000 increase in directors’ fees and expenses, and a $9,000 increase in advertising. Offsetting these increases was a $13,000 decrease in professional fees, a $13,000 decrease in other real estate owned expense, an $11,000 decrease in other expenses, and a $9,000 decrease in FDIC deposit insurance expense. The increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations. The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office in March 2012 from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $43,000 or 32.6% decrease in the provision for income taxes for the three months ended September 30, 2013 over the three month period ended September 30, 2012 was due primarily to the decrease in pre-tax income. Our effective tax rate increased to 40.5% during the three months ended September 30, 2013 from 35.3% for the comparable period in 2012 primarily due to the utilization of a state tax credit during the 2012 period.

For the nine months ended September 30, 2013, net income decreased $347,000, or 43.9% from $791,000 for the nine months ended September 30, 2012 to $444,000 for the nine months ended September 30, 2013. This decrease in net income was primarily the result of an increase in non-interest expense of $778,000 and a decrease in non-interest income of $60,000, offset by an increase in net interest income of $265,000 and decreases in the provision for loan losses of $20,000 and the provision for income taxes of $206,000.

The $265,000, or 8.7% increase in net interest income for the nine months ended September 30, 2013 over the comparable period in 2012 was driven by a $261,000, or 6.0% increase in interest income and a $4,000, or 0.3% decrease in interest expense. The increase in interest income was primarily due to a $13.0 million increase in average loans receivable, net, including loans held for sale, which increased from an average balance of $81.1 million for the nine months ended September 30, 2012 to an average balance of $94.1 million for the nine months ended September 30, 2013, which had the effect of increasing interest income $645,000. Also contributing to the increase was a $2.4 million increase in average short-term investments and investment securities available for sale from an average balance of $20.4 million for the nine months ended September 30, 2012 to an average balance of $22.8 million for the same period in 2013, which had the effect of increasing interest income by $29,000. Offsetting these increases was a 40 basis point decline in the yield on average loans receivable, net, including loans held for sale, from 6.65% for the nine months ended September 30, 2012 to 6.25% for the nine months ended September 30, 2013, which had the effect of decreasing interest income by $277,000, and a 48 basis point decline in the yield on average short-term investments and investment securities available for sale from 1.63% for the nine months ended September 30, 2012 to 1.15% for same period in 2013, which had the effect of decreasing interest income $83,000. Also contributing to offsetting the increases in interest income was the $1.5 million decrease in average mortgage-backed securities held to maturity which had the effect of decreasing interest income $53,000. The decrease in average mortgage-backed securities held to maturity was due to the sale of mortgage-backed securities in the second quarter of 2012 after their transfer to the available for sale category at the end of the first quarter of 2012. The decrease in interest expense was primarily attributable to a 26 basis point decline in the overall cost of average interest-bearing liabilities from 1.91% for the nine months ended September 30, 2012 to 1.65% for the nine months ended September 30, 2013, which had the effect of decreasing interest expense by $136,000. This decrease due to rate combined with a decrease of $1.9 million in average FHLB advances had the effect of decreasing interest expense by $58,000. These decreases were offset by an increase of $8.9 million in average certificates of deposits which had the effect of increasing interest expense by $138,000, and an increase of $7.3 million in average eSavings accounts which had the effect of increasing interest expense by $52,000. The average interest rate spread decreased from 3.71% for the nine months ended September 30, 2012, to 3.61% for the same period in 2013 while the net interest margin decreased from 3.95% for the nine months ended September 30, 2012 to 3.79% for the nine months ended September 30, 2013.

The $20,000, or 11.0% decrease in the provision for loan losses for the nine months ended September 30, 2013 over the nine months ended September 30, 2012 was based on an evaluation of the allowance relative to such factors as volume of the loan portfolio, concentrations of credit risk, prevailing economic conditions, prior loan loss experience and amount of non-performing loans.

The $60,000, or 5.5% decrease in non-interest income for the nine months ended September 30, 2013 over the comparable period in 2012 was primarily attributable to a $331,000 decrease in the gains on sale of investment securities, a $32,000 decrease in the gain on the sale of an SBA loan, a $35,000 increase in loss on the sale of other real estate owned, and a $27,000 decrease in other income. These decreases were partially offset by a $221,000 increase in net gains on the sales of loans, a $123,000 increase in fee income generated by Quaint Oak Bank’s mortgage banking and title abstract subsidiaries, and a $21,000 increase in other fees and service charges.

    The $778,000, or 29.0% increase in non-interest expense for the nine months ended September 30, 2013 compared to the same period in 2012 was primarily attributable to a $601,000 increase in salaries and employee benefits expense, a $101,000 increase in occupancy and equipment expense, a $50,000 increase in other expense, a $25,000 increase in professional fees, an $18,000 increase in advertising expense, a $16,000 increase in directors’ fees and expenses, and a $6,000 increase in other real estate owned expense. Offsetting these increases was a $39,000 decrease in FDIC deposit insurance expense primarily attributable to a refund of unused prepaid assessment credits during the quarter ended June 30, 2013. As was the case with the quarter, the increase in salaries and employee benefits expense for the 2013 period compared to 2012 was primarily attributable to increased staff as the Company expanded its mortgage banking and lending operations. The increase in occupancy and equipment expense was primarily related to the move of our Delaware Valley office in March 2012 from 607 Lakeside Office Park, Southampton, PA to a larger facility at 501 Knowles Avenue, Southampton, PA and computer system upgrades.

The $206,000, or 42.8% decrease in the provision for income taxes for the nine months ended September 30, 2013 over the nine month period ended September 30, 2012 was due primarily to the decrease in pre-tax income as our effective tax rate remained relatively consistent at 38.2% for the 2013 period compared to 37.8% for the comparable period in 2012.

The Company’s total assets at September 30, 2013 were $121.2 million, an increase of $3.8 million, or 3.3%, from $117.4 million at December 31, 2012. This growth in total assets was primarily due to an increase in loans receivable, net of $14.6 million. Offsetting this increase were decreases in cash and cash equivalents of $7.1 million, loans held for sale of $2.5 million, investment in interest-earning time deposits of $499,000, investment securities available for sale of $498,000, and investment in Federal Home Loan Bank stock of $236,000. The liquidity resulting from these decreases, when combined with the increase in deposits, was used to fund loan growth and pay off Federal Home Loan Bank term borrowings in the amount of $2.0 million.

Total interest-bearing deposits increased $6.1 million, or 6.3%, to $103.2 million at September 30, 2013 from $97.0 million at December 31, 2012. This increase in deposits was primarily attributable to increases of $3.9 million in eSavings accounts and $3.0 million in certificates of deposit.

Total stockholders’ equity increased $196,000 to $17.0 million at September 30, 2013 from $16.8 million at December 31, 2012. Contributing to the increase was net income for the nine months ended September 30, 2013 of $444,000, amortization of stock awards and options under our stock compensation plans of $95,000, and common stock earned by participants in the employee stock ownership plan of $115,000. These increases were offset by the purchase of 19,372 shares of the Company’s stock as part of the Company’s stock repurchase programs, for an aggregate purchase price of $297,000, dividends paid of $136,000, and a decrease in accumulated other comprehensive income of $25,000.

Non-performing loans amounted to $2.1 million, or 2.11% of net loans receivable at September 30, 2013, consisting of nineteen loans, thirteen of which are on non-accrual status and six of which are 90 days or more past due and accruing interest. Comparably, non-performing loans amounted to $2.1 million, or 2.54% of net loans receivable at December 31, 2012, consisting of twenty-six loans, seventeen of which were on non-accrual status and nine of which were 90 days or more past due and accruing interest. The non-performing loans at September 30, 2013 include ten one-to-four family non-owner occupied residential loans, four one-to-four family owner-occupied residential loans, three commercial real estate loans, and two home equity loans, and all are generally well-collateralized or adequately reserved for. During the quarter ended September 30, 2013, three loans were placed on non-accrual status resulting in the reversal of approximately $10,000 of previously accrued interest income, one loan that was on non-accrual was returned to accrual status, and two loans totaling $69,000 that were on non-accrual were charged-off. In addition, three loans that were on non-accrual were transferred to other real estate owned, one loan was paid off in a short-sale transaction that resulted in a charge-off of $20,000, and one loan was paid off with no loss. At September 30, 2013, the Company had ten loans totaling $633,000 that were identified as troubled debt restructurings. None of these loans were delinquent and were all performing in accordance with their modified terms. The allowance for loan losses as a percent of total loans receivable was 0.88% at September 30, 2013 and 1.01% at December 31, 2012.

Other real estate owned (OREO) amounted to $337,000 at September 30, 2013, consisting of five properties. This compares to three properties that totaled $170,000 at December 31, 2012. During the quarter-ended September 30, 2013, three properties that had been collateral for three loans previously classified as non-accrual were transferred to OREO. In conjunction with this transfer, $60,000 of the outstanding loan balance was charged-off through the allowance for loan losses. Also during the quarter, the Company sold one OREO property and realized a loss of approximately $13,000 on the transaction. For the nine months ended, the Company transferred four properties into OREO totaling $241,000, made $42,000 of capital improvements to the properties, and sold two properties totaling $116,000. Non-performing assets amounted to $2.3 million, or 1.86% of total assets at September 30, 2013 compared to $2.3 million, or 1.97% of total assets at December 31, 2012.

Quaint Oak Bancorp, Inc. is the holding company for Quaint Oak Bank. Quaint Oak Bank is a Pennsylvania-chartered stock savings bank headquartered in Southampton, Pennsylvania and conducts business through its two banking offices located in Bucks County and Lehigh County, Pennsylvania.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

QUAINT OAK BANCORP, INC.
Consolidated Balance Sheets
(In Thousands)
	At September 30, 2013	At December 31, 2012
Assets	(Unaudited)	(Unaudited)
Cash and cash equivalents	$5,282	$12,400
Investment in interest-earning time deposits	7,633	8,132
Investment securities available for sale at fair value	3,496	3,994
Loans held for sale	2,410	4,875
Loans receivable, net of allowance for loan losses (2013: $878; 2012: $860)	98,865	84,291
Accrued interest receivable	663	657
Investment in Federal Home Loan Bank stock, at cost	201	437
Premises and equipment, net	1,657	1,608
Other real estate owned, net	337	170
Prepaid expenses and other assets	679	811
Total Assets	$121,223	$117,375

Liabilities and Stockholders’ Equity
Liabilities
Deposits, interest-bearing	$103,168	$97,038
Federal Home Loan Bank advances	-	2,000
Accrued interest payable	70	81
Advances from borrowers for taxes and insurance	696	991
Accrued expenses and other liabilities	256	428
Total Liabilities	104,190	100,538

Stockholders’ Equity	17,033	16,837
Total Liabilities and Stockholders’ Equity	$121,223	$117,375

QUAINT OAK BANCORP, INC.
Consolidated Statements of Income
(In Thousands, except share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Interest Income	$1,563	$1,445	$4,609	$4,348
Interest Expense	420	419	1,290	1,294
Net Interest Income	1,143	1,026	3,319	3,054
Provision for Loan Losses	55	32	162	182
Net Interest Income after Provision for Loan Losses	1,088	994	3,157	2,872
Non-Interest Income	277	362	1,023	1,083
Non-Interest Expense	1,145	982	3,461	2,683
Income before Income Taxes	220	374	719	1,272
Income Taxes	89	132	275	481
Net Income	$131	$242	$444	$791

Per Common Share Data:	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Earnings per share – basic	$0.15	$0.27	$0.50	$0.89
Average shares outstanding – basic	892,266	891,168	890,495	886,014
Earnings per share – diluted	$0.14	$0.27	$0.48	$0.89
Average shares outstanding - diluted	933,809	894,975	927,987	890,648

Tangible book value per share, end of period	$17.66	$16.86	$17.66	$16.86
Shares outstanding, end of period	964,449	983,821	964,449	983,821

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Selected Operating Ratios:	(Unaudited)		(Unaudited)
Average yield on interest-earning assets	5.33%	5.62%	5.26%	5.62%
Average rate on interest-bearing liabilities	1.61%	1.85%	1.65%	1.91%
Average interest rate spread	3.72%	3.77%	3.61%	3.71%
Net interest margin	3.90%	3.99%	3.79%	3.95%
Average interest-earning assets to average interest-bearing liabilities	112.31%	113.23%	112.19%	113.82%
Efficiency ratio	80.65%	70.80%	79.72%	64.87%

Asset Quality Ratios (1):
Non-performing loans as a percent of total loans receivable, net	2.11%	2.68%	2.11%	2.68%
Non-performing assets as a percent of total assets	1.86%	2.22%	1.86%	2.22%
Allowance for loan losses as a percent of non-performing loans	42.17%	45.01%	42.17%	45.01%
Allowance for loan losses as a percent of total loans receivable	0.88%	1.19%	0.88%	1.19%
Texas Ratio (2)	14.90%	15.16%	14.90%	15.16%

(1) Asset quality ratios are end of period ratios.
(2) Total non-performing assets divided by tangible common equity plus the allowance for loan losses.

Contact:
Quaint Oak Bancorp, Inc. Robert T. Strong President and Chief Executive Officer (215) 364-4059

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